                                                                      EXHIBIT 99

                                                                LIBBEY INC.
                                                                300 MADISON AVE.
                                                                P.O. BOX 10060
                                                                TOLEDO, OH 43699


AT THE COMPANY:                     AT THE FINANCIAL RELATIONS BOARD:
KENNETH WILKES    KENNETH BOERGER   MARILYN WINDSOR        SUZY LYNDE
VP/CFO            VP/TREASURER      GENERAL INQUIRIES      ANALYST INQUIRIES
(419) 325-2490    (419) 325-2279    (312) 640-6692         (312) 640-6772


FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 2, 2000


           LIBBEY INC. ANNOUNCES RECORD SALES AND NET INCOME IN 1999;
             CITES BENEFITS OF CAPACITY REALIGNMENT AND SALES GAINS;
                       ANNOUNCES NEW SHARE REPURCHASE PLAN

         FOURTH-QUARTER DILUTED EPS INCREASES TO $0.74 FROM $0.49 LOSS; BOARD OF DIRECTORS APPROVES PURCHASE OF ADDITIONAL 1,000,000 SHARES.

TOLEDO, OHIO, FEBRUARY 2, 2000--Citing a 14 percent sales increase, the continued benefits of its capacity realignment efforts, and improved sales mix, LIBBEY INC. (NYSE: LBY) announced that diluted earnings per share for the fourth quarter ended December 31, 1999, were 74 cents compared with a diluted loss of 49 cents per share in the year-ago quarter. For the year, the company reported record sales of $460.6 million and diluted earnings per share of $2.64 compared with sales of $436.5 million and diluted earnings per share of $1.42 for 1998. The company recorded a capacity realignment charge of $20.0 million in the fourth quarter of 1998, or 68 cents per share after tax, for expenses associated with realigning its glass tableware production.

SALES UP 14 PERCENT, OPERATING INCOME UP 96 PERCENT IN FOURTH QUARTER

For the quarter ended December 31, 1999, sales increased 14.0 percent to $140.4 million from $123.2 million in the year-ago quarter. Double-digit sales increases were recorded in all of the company's operations. In glass tableware, sales benefited from a record performance in foodservice glassware. Both glassware and dinnerware sales were positively impacted by sales of products associated with the millennium.

The company recorded income from operations of $20.8 million during the quarter. This compares with a loss from operations of $10.1 million in the year-ago period, as the result of a capacity realignment charge of $20.0 million. The capacity realignment charge in 1998 primarily related to costs associated with the closure of the company's Wallaceburg, Ontario, glassware plant, including employee severance payments and the disposition of assets.



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LIBBEY INC.


Excluding the effect of a $1.2 million credit to the capacity realignment reserve, income from operations was $19.6 million during the quarter, compared with $10.0 million in the prior year, representing an increase of 96.2 percent.

The company recorded earnings before interest and income taxes (EBIT) of $21.8 million compared with a loss before interest and income taxes of $11.5 million in the year-ago quarter. The improved earnings primarily resulted from increased sales of more profitable products, greater utilization of the company's glassware plants, and an increase in equity earnings. Equity earnings increased to $1.1 million, compared with a loss of $1.9 million in the year-ago quarter, and increased primarily as a result of higher profits at Vitrocrisa, the company's joint venture in Mexico. In the fourth quarter of 1998, Vitrocrisa recorded higher interest costs, influenced by the strengthening of the Mexican peso during the fourth quarter of 1998, negatively impacting equity earnings.

For the quarter ended December 31, 1999, the company recorded net income of $11.9 million, or 74 cents diluted earnings per share compared with a net loss of $8.7 million, or 49 cents diluted loss per share, in the year-ago period. Excluding the effect of the capacity realignment charge, diluted earnings per share would have totaled 19 cents in 1998.

STRONG CASH FLOW PERFORMANCE, SHARES REPURCHASED

In the quarter, the company generated significant cash flow from operations and reductions in working capital. Inventories fell $15.4 million to $89.9 million and accounts receivable fell $1.2 million to $62.3 million. Cash flow was primarily used in the quarter to repurchase 900,200 shares of the company's common stock. Even with the use of $23.7 million in cash to fund the stock repurchase in the quarter, the company recorded a reduction in total debt of $20.0 million to $178.7 million. For the year, before the use of the $42.8 million in cash to repurchase shares, the company generated $55.9 million of free cash flow, the strongest operating cash flow performance in the company's history.

RECORD SALES AND NET INCOME IN 1999, EARNINGS PER SHARE UP 24 PERCENT

For the year ended December 31, 1999, sales increased 5.5 percent to $460.6 million from $436.5 million in 1998. Sales increases were recorded in all of the company's operations, with Syracuse China experiencing double-digit growth.

Income from operations increased to $78.2 million from $43.4 million last year. Excluding the effect of the capacity realignment charge in the fourth quarter of 1998, income from operations would have totaled $63.4 million in the year-ago period, or an improvement of 23.4 percent in 1999. The higher operating income was the result of improved utilization of the company's glassware plants and record sales. EBIT increased to $81.2 million from $53.7 million in 1998. Excluding the capacity realignment charge, EBIT would have been $73.8 million in 1998. The increase was attributable to higher operating income, which more than offset lower equity earnings at the company's joint venture in Mexico.


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LIBBEY, INC.


Net income was $43.4 million, or $2.64 per share on a diluted basis, compared with $25.4 million, or $1.42 per share on a diluted basis in the year-ago period. Excluding the impact of the capacity realignment charge in the fourth quarter of 1998, net income would have been $37.9 million, or $2.12 diluted earnings per share in 1998. The $2.64 per diluted share in 1999 represents an increase of 24.5 percent over the adjusted diluted earnings per share of $2.12 in 1998.

Income from operations as a percent of sales was 17.0 percent compared with 9.9 percent in 1998. Excluding the capacity realignment charge, the margin was 14.5 percent. EBIT as a percent of sales was 17.6 percent in 1999, compared with 12.3 percent in the year-ago period. Excluding the capacity realignment charge, the EBIT margin in 1998 was 16.9 percent. Net income as a percent of sales was 9.4 percent, compared with 5.8 percent in the year-ago period.

RESULTS AND OUTLOOK

Discussing the company's current results and outlook, John F. Meier, chairman and chief executive officer, said, "We are most pleased with our 1999 results. The success of our capacity realignment program, the positive impact of our expanded sales coverage, and the strength of our millennium-driven sales all contributed. Our goal is to deliver $48 million in net income in 2000, which would represent continued strong growth and another record performance. While we will be challenged to grow off of our strong sales performance in 1999, with continued focus, exciting new products and with the commitment of our 3500 Libbey associates, I am confident we will reach our objective."

NEW SHARE REPURCHASE PLAN

The company also announced that its Board of Directors authorized the company to buy back as many as an additional 1,000,000 shares of the company's common stock in open market and negotiated purchases. This new authorization is in addition to an authorized repurchase of 875,000 shares announced on October 25, 1999, pursuant to which 748,000 shares have been repurchased. The average price of the 748,000 shares repurchased was $26.48. In total, the company now has authorization to repurchase up to an additional 1,127,000 shares.

As of January 31, 2000, Libbey had 15,249,753 shares outstanding. Libbey said the timing of any share repurchases will depend on market conditions and repurchases will be in amounts as deemed advisable.

John F. Meier, chairmen and chief executive officer, commenting on the repurchase plan, said, "We have been opportunistic in buying back our common stock. This new share repurchase program is another aspect of our continuing efforts to maximize shareholder value and represents our view as to the long-term value of an investment in Libbey. Efforts to enhance sales mix, improve capacity utilization, and increase our financial returns are working. Our strong cash flow and financial condition allow us to expand our share repurchase program without limiting our financial flexibility to pursue acquisitions, which we are doing. We will use the program over time to repurchase shares to increase shareholder value."


The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time,

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LIBBEY, INC.


and are indicated by words or phrases such as "goal," "expects, " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's glassware sales from its production realignment efforts and re-engineering programs, or within the intended time periods; inability to achieve targeted manufacturing efficiencies at Syracuse China and cost synergies between World Tableware and the company's other operations; significant increases in interest rates that increase the company's borrowing costs and per unit increases in the costs for natural gas, corrugated packaging, and other purchased materials; protracted work stoppages related to collective bargaining agreements; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States: major slowdowns in the retail, travel or entertainment industries in the United States or Canada; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.


Libbey Inc.:

o    is the largest producer of glass tableware in North America;
o    is a leading producer of tabletop products for the foodservice industry;
o    exports to more than 100 countries; and,
o provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in California, Louisiana, and Ohio. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Through its World Tableware subsidiary, the company imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items, principally for foodservice establishments in the United States. In 1999, its net sales totaled $460.6 million.

     FOR FURTHER INFORMATION REGARDING LIBBEY INC., FREE OF CHARGE VIA FAX,
                DIAL 1-800-PRO-INFO AND USE TICKER SYMBOLS "LBY."
                OR, VISIT LIBBEY INC.'S WEBSITE AT WWW.LIBBEY.COM

                              Tables to follow ...


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                                   LIBBEY INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Amounts in thousands, except per-share data)

                                                                             THREE MONTHS ENDED
                                                                                                                 Percent
                                                           December 31, 1999             December 31, 1998       Change
                                                           -----------------             -----------------       -------
Net sales                                                           $140,372                      $123,157        14.0%
Royalties and net technical assistance                                   353                           755
                                                                    --------                      --------
      Total revenues                                                 140,725                       123,912        13.6%

Cost of sales                                                        102,787                        98,219         4.7%
Selling, general and administrative expenses                          18,338                        15,701
Capacity realignment charge (credit)                                  (1,236)                       20,046
                                                                    --------                      --------
      Income (loss) from operations                                   20,836                       (10,054)
Equity earnings (loss)                                                 1,107                        (1,888)
Other income (expense)--net                                             (185)                          467
                                                                    --------                      --------

      Earnings (loss) before interest and income taxes                21,758                       (11,475)

Interest expense--net                                                 (3,114)                       (2,921)
                                                                    --------                      --------

      Income (loss) before income taxes                               18,644                       (14,396)

Provision for income taxes                                             6,726                        (5,733)
                                                                    --------                      --------

      Net income (loss)                                             $ 11,918                      $ (8,663)
                                                                    ========                      ========

Net income (loss) per share:
      Basic                                                            $0.76                      $  (0.50)
                                                                    ========                      ========
      Diluted                                                          $0.74                      $  (0.49)
                                                                    ========                      ========

Weighted average shares:
      Outstanding                                                     15,700                        17,253
                                                                    ========                      ========
      Diluted                                                         15,998                        17,623
                                                                    ========                      ========

                                                                             TWELVE MONTHS ENDED
                                                                                                                 Percent
                                                           December 31, 1999             December 31, 1998       Change
                                                           -----------------             -----------------       -------
Net sales                                                           $460,592                      $436,522         5.5%
Royalties and net technical assistance                                 4,397                         3,026
                                                                    --------                      --------
      Total revenues                                                 464,989                       439,548         5.8%

Cost of sales                                                        321,633                       321,949        -0.1%
Selling, general and administrative expenses                          64,131                        54,191        18.3%
Capacity realignment charge                                              991                        20,046
                                                                    --------                      --------
      Income from operations                                          78,234                        43,362        80.4%

Equity earnings                                                        2,915                         8,880       -67.2%
Other income--net                                                         13                         1,493
                                                                    --------                      --------

      Earnings before interest and income taxes                       81,162                        53,735        51.0%

Interest expense--net                                                (12,501)                      (12,674)
                                                                    --------                      --------

      Income before income taxes                                      68,661                        41,061        67.2%

Provision for income taxes                                            25,233                        15,618
                                                                    --------                      --------

      Net income                                                    $ 43,428                      $ 25,443        70.7%
                                                                    ========                      ========

Net income per share:
      Basic                                                            $2.69                         $1.45
                                                                    ========                      ========
      Diluted                                                          $2.64                         $1.42
                                                                    ========                      ========

Weighted average shares:
      Outstanding                                                     16,151                        17,524
                                                                    ========                      ========
      Diluted                                                         16,477                        17,916
                                                                    ========                      ========


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                                   LIBBEY INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)


                                                    December 31, 1999        December 31, 1998
                                                    -----------------        -----------------
ASSETS

Cash                                                         $  3,918                 $  3,312
Accounts receivable                                            62,329                   49,797
Inventories                                                    89,889                   91,362
Other current assets                                            8,028                   11,108
                                                             --------                 --------
      Total current assets                                    164,164                  155,579

Investments                                                    82,835                   80,437

Other assets                                                   35,974                   36,249

Goodwill                                                       46,328                   47,935

Net property, plant and equipment                             105,094                  119,471
                                                             --------                 --------

Total assets                                                 $434,395                 $439,671
                                                             ========                 ========


LIABILITIES AND SHAREHOLDERS' EQUITY


Notes payable                                                $  8,655                 $ 14,932
Accounts payable                                               29,126                   22,605
Accrued liabilities                                            24,777                   22,702
Capacity realignment reserve                                    3,692                   19,929
Other current liabilities                                      28,775                   14,413
                                                             --------                 --------
      Total current liabilities                                95,025                   94,581

Long-term debt                                                170,000                  176,300

Deferred taxes and other liabilities                           24,986                   22,873

Nonpension retirement benefits                                 52,541                   51,057

Total shareholders' equity                                     91,843                   94,860
                                                             --------                 --------

Total liabilities and shareholders' equity                   $434,395                 $439,671
                                                             ========                 ========


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                                   LIBBEY INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (Dollars in thousands)


                                                                                    TWELVE MONTHS ENDED

                                                                      December 31, 1999       December 31, 1998
                                                                      -----------------       -----------------
Operating activities
      Net income                                                               $ 43,428                $ 25,443
      Adjustments to reconcile net income to net
         cash provided by (used in) operating activities:
            Depreciation                                                         14,717                  15,852
            Amortization                                                          4,036                   3,654
            Capacity realignment charge                                             991                  20,046
            Other non-cash charges                                                7,272                    (447)
            Equity earnings                                                      (2,915)                 (8,880)
            Net change in components of working
               capital and other assets                                           1,182                  (4,391)
                                                                               --------                --------
               Net cash provided by operating activities                         68,711                  51,277

Investing activities
      Additions to property, plant and equipment                                 (9,428)                (17,486)
      Dividends received from equity investments                                    517                  14,232
      Other                                                                          94                   1,639
                                                                               --------                --------
         Net cash used in investing activities                                   (8,817)                 (1,615)

Financing activities
      Net bank credit facility activity                                          (6,300)                (23,751)
      Other net borrowings                                                       (6,217)                  4,547
      Stock options exercised                                                       779                   2,749
      Treasury shares purchased                                                 (42,828)                (27,258)
      Dividends                                                                  (4,821)                 (5,253)
                                                                               --------                --------
         Net cash used in financing activities                                  (59,387)                (48,966)

Effect of exchange rate fluctuations on cash                                         99                     (18)
                                                                               --------                --------

Increase in cash                                                                    606                     678

Cash at beginning of year                                                         3,312                   2,634
                                                                               --------                --------

Cash at end of period                                                          $  3,918                $  3,312
                                                                               ========                ========


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                                   LIBBEY INC.
                CONDENSED CONSOLIDATED JOINT VENTURE INFORMATION


                          Income Statement Information

Year ended December 31,                                                1999               1998
==============================================================================================
Net sales                                                          $189,699           $172,562
  Cost of sales                                                     129,667            114,250
                                                                   --------           --------
Gross profit                                                         60,032             58,312
  General expenses                                                   21,260             19,765
                                                                   --------           --------
Income from operations                                               38,772             38,547
  Other income (loss)                                                (1,058)             1,003
                                                                   --------           --------
Earnings before finance costs                                        37,714             39,550
  Interest expense                                                   10,871             14,061
  Translation gain (loss)                                            (1,392)             4,433
                                                                   --------           --------
Earnings before income taxes and profit sharing                      25,451             29,922
  Income taxes and profit sharing                                    16,040              8,336
                                                                   --------           --------
Net income                                                         $  9,411           $ 21,586
==============================================================================================


The above is summarized combined financial information for equity investments, which includes the 49% ownership in Vitrocrisa, which manufactures, markets and sells glass tableware (e.g. beverageware, plates, bowls, serveware and accessories) and industrial glassware (e.g. coffee pots, blender jars, meter covers, glass covers for cooking ware and lighting fixtures sold to original equipment manufacturers) and the 49% ownership in Crisa Industrial, L.L.C., which distributes industrial glassware in the U.S. and Canada for Vitrocrisa, for 1999 and 1998. The remaining ownership interest in Vitrocrisa and Crisa Industrial L.L.C. is held, directly or indirectly, by Vitro, S.A. The results reported by Vitro, S.A. for its Glassware business may differ from the Joint Venture because (a) business activities and operations other than those of the Joint Venture are considered in the Vitro, S.A. Glassware business, and (b) the Vitro, S.A. Glassware business results are reported in accordance with accounting principles generally accepted in Mexico ("Mexican GAAP").